This prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but are not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(3)

Registration No. 333-114174
SUBJECT TO COMPLETION, DATED AUGUST 10, 2005
PROSPECTUS SUPPLEMENT
(To Prospectus dated April 9, 2004)

$200,000,000

Entergy Louisiana, Inc.

$100,000,000 FIRST MORTGAGE BONDS,      % SERIES DUE SEPTEMBER 1, 2015

$100,000,000 FIRST MORTGAGE BONDS,      % SERIES DUE SEPTEMBER 1, 2035

          We are offering $100 million of our First Mortgage Bonds,           % Series due September 1, 2015 (the “2015 bonds”) and $100 million of our First Mortgage Bonds,      % Series due September 1, 2035 (the “2035 bonds” and, together with the 2015 bonds, the “bonds”), which will constitute two separate series of first mortgage bonds.

          The 2015 bonds will mature on September 1, 2015 unless redeemed prior to that date and the 2035 bonds will mature on September 1, 2035 unless redeemed prior to that date. Interest on the bonds is payable semi-annually in arrears on March 1 and September 1 of each year commencing on March 1, 2006, and at maturity. The 2015 bonds and the 2035 bonds will be redeemable at our option, in whole or in part, (i) at any time prior to September 1, 2010, at the make-whole redemption price described in this prospectus supplement, and (ii) at any time on or after September 1, 2010, prior to maturity of the bonds, at a redemption price equal to 100% of the principal amount of the bonds being redeemed plus, in each case, accrued and unpaid interest thereon to the redemption date.

          The bonds will be issued in denominations of $1,000 and integral multiples thereof. As described in the accompanying prospectus, the bonds are a series of first mortgage bonds issued under our mortgage, which has the benefit of a first mortgage lien on substantially all of our property.

            Investing in the bonds involves risks. See “Risk Factors” on page S-3.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2015		Per 2035
	Bond	Total	Bond	Total

Price to public	%	$	%	$
Underwriting discounts and commissions	%	$	%	$
Proceeds, before expenses, to us	%	$	%	$

The price to public will also include any interest that has accrued on the bonds since their issue date if delivered after that date.

The underwriters expect to deliver the bonds to purchasers through The Depository Trust Company on or about August 17, 2005.

Joint Book-Running Managers
Morgan Stanley	Wachovia Securities	BNP PARIBAS
(2015 Bonds and 2035 Bonds)	(2015 Bonds)	(2035 Bonds)

Co-Managers for the 2015 Bonds and the 2035 Bonds
HVB Capital Markets, Inc.	Scotia Capital
RBS Greenwich Capital	SG Corporate & Investment Banking
Wedbush Morgan Securities Inc.

August      , 2005

      You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than as of the dates of these documents or the date these documents were filed with the SEC. We are not making an offer of the bonds in any state where the offer is not permitted.

TABLE OF CONTENTS

Prospectus Supplement

RISK FACTORS

      In considering whether to purchase the bonds being offered, you should carefully consider the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below, as well as the factors listed in “Forward-Looking Information”. These risk factors update and restate the risk factors contained in the accompanying prospectus and therefore are intended to supersede those risk factors.

Ownership of a nuclear generating facility creates business, financial and waste disposal risks.

      We own or lease Unit No. 3 (nuclear) of the Waterford Steam Electric Generating Station (“Waterford 3”), a nuclear powered generating station with a total net generating capacity of approximately 1,075 MW. One of our affiliates operates Waterford 3 under an arrangement providing that we are responsible for all the operating costs. As a result, we are subject to the risks arising from owning and operating a nuclear generating facility. These include risks arising from the use, storage, handling and disposal of high-level and low-level radioactive materials, limitations on the amounts and types of insurance commercially available for losses in connection with nuclear operations, and technological and financial uncertainties related to decommissioning nuclear plants at the end of their licensed lives, including the sufficiency of funds in decommissioning trusts (our operating license for Waterford 3 expires in 2024). In the event of an unanticipated early shutdown of Waterford 3, we may be required to provide additional funds or credit support to satisfy regulatory requirements for decommissioning.

      In addition, concerns are being expressed in public forums about the safety of nuclear generation units and nuclear fuel. These concerns have led to various proposals to federal regulators as well as governing bodies in some localities for legislative and regulatory changes that could lead to the shut down of nuclear units, denial of life extension applications, municipalization of nuclear units, restrictions on nuclear units as a result of unavailability of sites for spent nuclear fuel disposal, or other adverse effects of owning and operating nuclear generation facilities. If any of the proposals relating to legislative and regulatory changes become effective, it could have a material adverse effect on our results of operations, financial condition and liquidity.

We face uncertainties with respect to the outcome of regulatory proceedings pending at the Louisiana Public Service Commission. An adverse decision in one or more of these proceedings could have a material adverse effect on our financial condition, results of operations and liquidity.

      The rates that we charge for our services are an important item influencing our financial condition, results of operations and liquidity. We are closely regulated and the rates charged to our customers are determined in regulatory proceedings. The Louisiana Public Service Commission (“LPSC”) is the governmental agency that is primarily responsible for approval of the rates we charge to our retail customers. In addition to base rate proceedings, our fuel and purchased power costs recovered from customers are subject to regulatory scrutiny.

      We are currently involved in several proceedings at the LPSC, including a proceeding involving an audit of our fuel adjustment clause filings, a review of our annual reports on fuel and purchased power transactions with affiliates, and a prudence review of our transmission planning issues affecting fuel costs for the years 2000 through 2004. A procedural schedule has been established for this proceeding, and LPSC staff and intervenor testimony in this proceeding is due in November 2005. An adverse decision by the LPSC in this proceeding or in any of our other proceedings pending at the LPSC could have a material adverse effect on our financial condition, results of operations and liquidity.

FORWARD-LOOKING INFORMATION

      In this prospectus supplement and from time to time, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that these forward-looking statements and the underlying assumptions are reasonable, we cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

      Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors (in addition to others described elsewhere in this prospectus supplement and in subsequent securities filings) include:

•	resolution of pending and future rate cases and negotiations, including various performance-based rate discussions, and other regulatory proceedings, including those related to the System Agreement and our utility supply plan;

•	our ability to manage our operation and maintenance costs;

•	the performance of our generating plants, and particularly the capacity factor at our nuclear generating facility;

•	the prices and availability of power we must purchase for our utility customers;

•	changes in the financial markets, particularly those affecting the availability of capital and our ability to refinance existing debt and to fund investments and acquisitions;

•	actions of rating agencies, including changes in the ratings of debt and preferred stock and changes in the rating agencies’ ratings criteria;

•	changes in inflation, interest rates, and foreign currency exchange rates;

•	our ability to purchase and sell assets at attractive prices and on other attractive terms;

•	volatility and changes in markets for electricity, natural gas, uranium, and other energy-related commodities;

•	changes in utility regulation, including the beginning or end of retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, the establishment of a regional transmission organization that includes our service territory and the application of market power criteria by the Federal Energy Regulatory Commission;

•	changes in regulation of nuclear generating facilities and nuclear materials and fuel, including possible shutdown of nuclear generating facilities;

•	uncertainty regarding the establishment of interim or permanent sites for spent nuclear fuel storage and disposal;

•	resolution of any future application for a license extension for our nuclear generating facility;

•	changes in law resulting from new federal energy legislation, including the repeal of the Public Utility Holding Company Act of 1935;

•	changes in environmental, tax, and other laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, mercury, and other substances;

•	the economic climate, and particularly growth in our service territory;

•	variations in weather and the occurrence of hurricanes and other storms and disasters;

•	advances in technology;

•	the potential effects of threatened or actual terrorism and war;

•	the effects of our strategies to reduce tax payments;

•	the effects of litigation and government investigations;

•	changes in accounting standards, corporate governance and securities law requirements; and

•	our ability to attract and retain talented management and directors.

WHERE YOU CAN FIND MORE INFORMATION

      The SEC allows us to “incorporate by reference” the information filed by us with the SEC, which means that we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. Accordingly, we incorporate by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, our Current Reports on Form 8-K dated March 18, 2005 (filed March 21, 2005), dated May 18, 2005 (filed May 19, 2005), dated June 1, 2005 (filed June 14, 2005) and dated July 13, 2005 (filed July 20, 2005) and any future filings that we make with the SEC under the Securities Exchange Act of 1934 if the filings are made prior to the time that all the bonds are sold in this offering. You can also find more information about us from the sources described under “Where You Can Find More Information” in the accompanying prospectus.

SELECTED FINANCIAL INFORMATION

(Dollars in Thousands)

      You should read our selected financial information set forth below in conjunction with the financial statements and other financial information contained in the documents incorporated by reference.

	For the Twelve Months Ended

		December 31,
	June 30,
	2005	2004	2003	2002	2001

	(Unaudited)
Income Statement Data:
Operating Revenues	$2,311,850	$2,226,986	$2,165,570	$1,815,352	$1,901,913
Operating Income	286,372	261,515	302,223	316,642	324,630
Interest Expense (net)	71,831	69,319	71,281	96,787	112,654
Net Income	130,504	127,495	146,154	144,709	132,550
Ratio of Earnings to Fixed Charges(1)	3.80	3.60	3.93	3.14	2.76

	As of June 30, 2005

	Amount	Percent

	(Unaudited)
Balance Sheet Data:
Preferred Stock Without Sinking Fund	$100,500	4.8%
Common Stock and Paid-in Capital	1,087,182	51.6
Retained Earnings	53,214	2.6
Less Treasury Stock	120,000	5.7

Total Shareholders’ Equity	1,120,896	53.2
First Mortgage Bonds	490,000	23.3
Other Long-Term Debt(2)(3)	495,707	23.5

Total Capitalization	$2,106,603	100.0%

(1)	As defined by Item 503(d) of Regulation S-K of the SEC, “Earnings” represent the aggregate of (a) income before the cumulative effect of an accounting change, (b) taxes based on income, (c) investment tax credit adjustments — net and (d) fixed charges. “Fixed Charges” as defined by Item 503(d) of Regulation S-K of the SEC include interest (whether expensed or capitalized), related amortization and estimated interest applicable to rentals charged to operating expenses.

(2)	In addition, as of June 30, 2005, we had approximately $75.3 million of obligations under capital leases (approximately $22.8 million of which are current liabilities).

(3)	Includes an aggregate principal amount of $189.17 million of seven series of Parish of St. Charles, State of Louisiana Pollution Control Revenue Bonds issued for our benefit. See “Use of Proceeds.”

USE OF PROCEEDS

      We anticipate our net proceeds from the sale of the bonds will be approximately $           million after deducting underwriting discounts and commissions and estimated offering expenses of $                    . We intend to use the net proceeds we receive from the issuance and sale of the bonds:

•	to redeem prior to maturity, at a redemption price of 100% of the principal amount being redeemed plus accrued and unpaid interest thereon to the redemption date

(1)	one series of pollution control revenue bonds in the aggregate principal amount of $50 million issued for our benefit by the Parish of St. Charles, State of Louisiana, bearing interest at the rate of 7.5% per annum, and maturing on June 1, 2021,

(2)	one series of solid waste disposal revenue bonds in the aggregate principal amount of $20 million issued for our benefit by the Parish of St. Charles, State of Louisiana, bearing interest at the rate of 7.05% per annum, and maturing on April 1, 2022,

(3)	one series of solid waste disposal revenue bonds in the aggregate principal amount of $24 million issued for our benefit by the Parish of St. Charles, State of Louisiana, bearing interest at the rate of 7% per annum, and maturing on December 1, 2022,

(4)	one series of environmental revenue bonds in the aggregate principal amount of $33 million issued for our benefit by the Parish of St. Charles, State of Louisiana, bearing interest at a rate of 6.2% per annum, and maturing on May 1, 2023,

(5)	one series of environmental revenue bonds in the aggregate principal amount of $16.77 million issued for our benefit by the Parish of St. Charles, State of Louisiana, bearing interest at a rate of 6.375% per annum, and maturing on November 1, 2025, and

(6)	one series of environmental revenue bonds in the aggregate principal amount of $25 million issued for our benefit by the Parish of St. Charles, State of Louisiana, bearing interest at a rate of 5.95% per annum, and maturing on December 1, 2023,

•	to redeem prior to maturity, at a redemption price of 101% of the principal amount being redeemed plus accrued and unpaid interest thereon to the redemption date one series of environmental revenue bonds in the aggregate principal amount of $20.4 million issued for our benefit by the Parish of St. Charles, State of Louisiana, bearing interest at a rate of 6.875% per annum, and maturing on July 1, 2024,

•	for working capital needs and general corporate purposes.

      Pending the application of a portion of the net proceeds to redeem the seven series of revenue bonds in the aggregate principal amount of $189.17 million, we will invest those net proceeds in short term, highly liquid, high rated money market instruments and/ or the Entergy system money pool.

DESCRIPTION OF THE BONDS

Interest, Maturity and Payment

      We are offering $        million of our First Mortgage Bonds,           % Series due September 1, 2015 (the “2015 bonds”) and $       million of our First Mortgage Bonds           % Series due September 1, 2035 (the “2035 bonds” and, together with the 2015 bonds, the “bonds”). We will pay interest on the bonds on March 1 and September 1 of each year beginning on March 1, 2006. As long as the bonds are registered in the name of DTC or its nominee, the record date for interest payable on any interest payment date for the bonds shall be the close of business on the Business Day immediately preceding such interest payment date. Interest will accrue from the date that the bonds are issued or the most recent payment date to which interest has been paid or duly provided for. We have agreed to pay interest on any overdue principal and, if such payment is enforceable under applicable law, on any overdue installment of interest on the bonds at a rate of 6% per annum to holders of record at the close of business on the Business Day immediately preceding our payment of such interest.

      Interest on the bonds will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or maturity date for the bonds falls on a day that is not a Business Day, the payment due on that interest payment date or maturity date will be made on the next Business Day, and without any interest or other payment in respect of such delay.

Optional Redemption — 2015 Bonds

      We may redeem the 2015 bonds at our option, in whole or in part, on not less than 30 days nor more than 60 days’ notice, (i) at any time prior to September 1, 2010 at a redemption price equal to the greater of (a) 100% of the principal amount of the 2015 bonds being redeemed and (b) as determined by the Independent Investment Banker, the sum of (x) the present value of the payment on September 1, 2010 of the principal amount of the 2015 bonds being redeemed plus (y) the sum of the present values of the remaining scheduled payments of interest on the 2015 bonds being redeemed to September 1, 2010 (excluding the portion of any such interest accrued to the redemption date for the 2015 bonds), discounted (for purposes of determining such present values) to the redemption date for the 2015 bonds on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 0.     %, and (ii) at any time on or after September 1, 2010, prior to maturity of the 2015 bonds, at a redemption price equal to 100% of the principal amount of the 2015 bonds being redeemed, plus, in each case, accrued and unpaid interest thereon to the redemption date for the 2015 bonds.

Optional Redemption — 2035 Bonds

      We may redeem the 2035 bonds at our option, in whole or in part, on not less than 30 days nor more than 60 days’ notice, (i) at any time prior to September 1, 2010 at a redemption price equal to the greater of (a) 100% of the principal amount of the 2035 bonds being redeemed and (b) as determined by the Independent Investment Banker, the sum of (x) the present value of the payment on September 1, 2010 of the principal amount of the 2035 bonds being redeemed plus (y) the sum of the present values of the remaining scheduled payments of interest on the 2035 bonds being redeemed to September 1, 2010 (excluding the portion of any such interest accrued to the redemption date for the 2035 bonds), discounted (for purposes of determining such present values) to the redemption date for the 2035 bonds on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 0.     %, and (ii) at any time on or after September 1, 2010, prior to maturity of the 2035 bonds, at a redemption price equal to 100% of the principal amount of the 2035 bonds being redeemed, plus, in each case, accrued and unpaid interest thereon to the redemption date for the 2035 bonds.

Certain Definitions

      “Adjusted Treasury Rate” means, with respect to any redemption date:

(1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after September 1, 2010, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

(2) if such release (or any successor release) is not published during the week preceding the calculation date for the Adjusted Treasury Rate or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the redemption date for the bonds.

      “Business Day” means any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the corporate trustee is closed for business.

      “Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to September 1, 2010 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to September 1, 2010.

      “Comparable Treasury Price” means, with respect to any redemption date for the bonds, (i) the average of five Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest such Reference Treasury Dealer Quotations or (ii) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

      “Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time, or, if any of such firms is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

      “Reference Treasury Dealer” means (i) Morgan Stanley & Co. Incorporated and its successors, with respect to the 2015 bonds, and each of Morgan Stanley & Co. Incorporated and BNP Paribas Securities Corp., and its successors, with respect to the 2035 bonds, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with us.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the bonds, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m. on the third Business Day preceding such redemption date.

General Redemption Provisions

      If, at the time notice of redemption of either series of the bonds is given, the redemption monies are not held by the corporate trustee, the redemption may be made subject to receipt of such monies before the date fixed for redemption, and such notice shall be of no effect unless such monies are so received.

      We may apply cash we deposit under any provision of the mortgage, with certain exceptions, to the redemption or purchase, including the purchase from us, of first mortgage bonds of any series including either series of the bonds offered by this prospectus supplement.

Basis of Issuance

      The bonds will be issued on the basis of retired bond credits. As of June 30, 2005, approximately $271 million of first mortgage bonds could have been issued on the basis of retired bond credits, and approximately $26 million of first mortgage bonds could have been issued on the basis of net property additions.

Form and Denomination

      The bonds will be issued in denominations of $1,000 and integral multiples thereof. The bonds will be represented by a global certificate without coupons registered in the name of a nominee of DTC. As long as the bonds are registered in the name of DTC or its nominee, we will pay principal, any premium, and interest due on the bonds to DTC. DTC will then make payment to its participants for disbursement to the beneficial owners of the bonds as described in the accompanying prospectus under the heading “Book-Entry Only Securities.”

Dividend Covenant

      We will covenant in substance that, so long as any bonds remain outstanding, we will not pay any cash dividends on common stock or repurchase common stock after July 31, 2005 if, after giving effect to such dividends or purchases, the aggregate amount of such dividends or purchases after July 31, 2005 (other than dividends we have declared on or before July 31, 2005 for payment on or before September 1, 2005) exceeds credits to earned surplus after July 31, 2005 plus $345 million and plus such additional amounts as shall be approved by the SEC.

Sinking or Improvement Fund

      The bonds are not subject to redemption under any sinking or improvement fund.

Replacement Fund

      The bonds will not be entitled to the benefits of a replacement fund. However, so long as certain series of first mortgage bonds created prior to March 1, 1996 are outstanding, we will be required to comply with the replacement fund requirements described under the heading “Description of the First Mortgage Bonds — Replacement Fund” in the accompanying prospectus.

Additional Information

      For additional information about the bonds, see “Description of the First Mortgage Bonds” in the accompanying prospectus, including:

(1) additional information about the terms of the bonds, including security,

(2) general information about our mortgage and the trustees,

(3) a description of certain restrictions contained in our mortgage,

(4) a description of events of default under our mortgage, and

(5) a description of reservations of rights to amend certain provisions of our mortgage without your consent.

UNDERWRITING

      Under the terms and conditions set forth in separate underwriting agreements for each series of the bonds that are dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the respective principal amount of each series of the bonds set forth opposite its name below:

	Principal Amount	Principal Amount
	of the 2015	of the 2035
Name	Bonds	Bonds

Morgan Stanley & Co. Incorporated	$	$
Wachovia Capital Markets, LLC
BNP Paribas Securities Corp.
HVB Capital Markets, Inc.
Greenwich Capital Markets, Inc.
Scotia Capital (USA) Inc.
SG Americas Securities, LLC
Wedbush Morgan Securities Inc.

Total	$ ,000,000	$ ,000,000

      Under the terms and conditions of each underwriting agreement, the underwriters for the series of the bonds to be sold thereunder have committed, subject to the terms and conditions set forth therein, to take and pay for all of the bonds of that series if any of the bonds of that series are taken, provided, that under certain circumstances involving a default of an underwriter, less than all of the bonds of that series may be purchased.

      The underwriters initially propose to offer each series of the bonds directly to the public at the respective initial public offering price set forth on the cover page hereof. The underwriters for the 2015 bonds may offer the 2015 bonds to certain dealers at a price that represents a concession not in excess of           % of the principal amount of the 2015 bonds. The underwriters for the 2015 bonds may allow, and any such dealers may reallow to certain other dealers, a concession not in excess of           % of the principal amount of the 2015 bonds. The underwriters for the 2035 bonds may offer the 2035 bonds to certain dealers at a price that represents a concession not in excess of           % of the principal amount of the 2035 bonds. The underwriters for the 2035 bonds may allow, and any such dealers may reallow to certain other dealers, a concession not in excess of           % of the principal amount of the 2035 bonds. After the initial offering of the bonds, the offering prices and other selling terms of each series of the bonds may from time to time be varied by the underwriters.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

      There is presently no trading market for the bonds and there is no assurance that a market will develop since we do not intend to apply for listing of the bonds on a national securities exchange. Although they are under no obligation to do so, the underwriters presently intend to act as market makers for the bonds in the secondary trading market, but may discontinue such market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds.

      In order to facilitate the offering of either series of bonds, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of that series of bonds. Specifically, the underwriters may overallot in connection with the offering, creating a short position in that series of bonds for their own account. In addition, to cover overallotments or to stabilize the price of that series of bonds, the underwriters may bid for, and purchase, bonds of that series in the open market. Finally, the underwriters may reclaim selling concessions allowed to an underwriter or a dealer for distributing the bonds in the offering, if they repurchase previously distributed bonds of that series in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for that series of bonds above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

      Certain underwriters or their affiliates may provide, or have provided, various general financing, banking and advisory services from time to time to us or our affiliates. Certain of the underwriters, either directly or through affiliates, are lenders under certain Entergy system credit facilities.

      It is expected that delivery of the bonds will be made on or about the date specified on the cover page of this prospectus supplement, which will be the fifth business day (T+5) following the date of this prospectus supplement. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days (T+3), unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the bonds on the date of this prospectus supplement and the business day immediately following such date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the bonds who wish to trade the bonds on the date of this prospectus supplement and the business day immediately following such date should consult their own advisers.

      UBOC Investment Services, Inc. an NASD member and subsidiary of Union Bank of California, N.A., is being paid a referral fee by Wedbush Morgan Securities Inc.

EXPERTS

      The financial statements, the related financial statement schedules, and management’s report on effectiveness of internal control over financial reporting incorporated in this prospectus supplement and the accompanying prospectus from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to the Company’s change in 2003 in the method of accounting for asset retirement obligations and for consolidation of variable interest entities, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGALITY

      The legality of the bonds will be passed upon for us by Mark G. Otts, Senior Counsel—Corporate and Securities, of Entergy Services, Inc., New Orleans, Louisiana, and Thelen Reid & Priest LLP, New York, New York, and for the underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP regularly represents us and our affiliates in connection with various matters. Thelen Reid & Priest LLP and Pillsbury Winthrop Shaw Pittman LLP may rely on the opinion of Mark G. Otts as to matters of Louisiana law relevant to their opinions. All legal matters pertaining to our organization, titles to property, franchises and the lien of the mortgage and all matters pertaining to Louisiana law will be passed upon by Mark G. Otts.

PROSPECTUS

$600,000,000

First Mortgage Bonds

and
Debt Securities

Entergy Louisiana, Inc.

4809 Jefferson Highway
Jefferson, Louisiana 70121
(504) 560-2734

We —

•	May periodically offer our first mortgage bonds and/or our debt securities in one or more series.

•	Will determine the price and other terms of each series of securities when sold, including whether any series will be subject to redemption prior to maturity.

The First Mortgage Bonds —

•	Will be secured by a mortgage that constitutes a first mortgage lien on substantially all of our property.

•	Will not be listed on a national securities exchange or the Nasdaq Stock Market unless otherwise indicated in the accompanying prospectus supplement.

The Debt Securities —

•	Will be unsecured and will rank equally with all of our other unsecured and unsubordinated debt.

•	Will be effectively subordinated to all of our secured debt, including our first mortgage bonds, as to the collateral pledged to support our secured debt.

•	Will not be listed on a national securities exchange or the Nasdaq Stock Market unless otherwise indicated in the accompanying prospectus supplement.

You —

•	Will receive interest payments in the amounts and on the dates specified in an accompanying prospectus supplement.

      This prospectus may be used to offer and sell series of securities only if accompanied by the prospectus supplement for that series. We will provide the specific terms of these securities, including their offering prices, interest rates and maturities, in supplements to this prospectus. The supplements may also add, update or change information in this prospectus. You should read this prospectus and any supplements carefully before you invest.

       Investing in the securities offered by this prospectus involves risks. See “Risk Factors” beginning on page 2.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      We may offer these securities directly or through underwriters, agents or dealers. Each prospectus supplement will provide the terms of the plan of distribution relating to each series of securities.

April 9, 2004

RISK FACTORS

      You should carefully consider the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the risk factors described below, as well as the factors listed in “Forward-Looking Information” immediately following these risk factors.

Ownership of a nuclear generating facility creates business, financial and waste disposal risks.

      We own or lease Unit No. 3 (nuclear) of the Waterford Steam Electric Generating Station (“Waterford 3”), a nuclear powered generating station with a total net generating capacity of approximately 1,075 MW. One of our affiliates operates Waterford 3 under an arrangement providing that we are responsible for all the operating costs. As a result, we are subject to the risks arising from owning and operating a nuclear generating facility. These include risks arising from the use, storage, handling and disposal of high-level and low-level radioactive materials, limitations on the amounts and types of insurance commercially available for losses in connection with nuclear operations, and technological and financial uncertainties related to decommissioning nuclear plants at the end of their licensed lives, including the sufficiency of funds in decommissioning trusts (our operating license for Waterford 3 expires in 2024). In the event of an unanticipated early shutdown of Waterford 3, we may be required to provide additional funds or credit support to satisfy regulatory requirements for decommissioning.

      In addition, concerns are being expressed in public forums about the safety of nuclear generation units and nuclear fuel. These concerns have led to various proposals to federal regulators as well as governing bodies in some localities for legislative and regulatory changes that could lead to the shut down of nuclear units, denial of life extension applications, municipalization of nuclear units, restrictions on nuclear units as a result of unavailability of sites for spent nuclear fuel disposal, or other adverse effects of owning and operating nuclear generation facilities. If any of the proposals relating to legislative and regulatory changes become effective, it could have a material adverse effect on our results of operations, financial condition and liquidity.

We face uncertainties with respect to the outcome of regulatory proceedings pending at the Louisiana Public Service Commission. An adverse decision in one or more of these proceedings could have a material adverse effect on our financial condition, results of operations and liquidity.

      The rates that we charge for our services are an important item influencing our financial condition, results of operations and liquidity. We are closely regulated and the rates charged to our customers are determined in regulatory proceedings. A governmental agency, the Louisiana Public Service Commission (“LPSC”), is primarily responsible for approval of the rates we charge to our customers. In addition to base rate proceedings, our fuel and purchased power costs recovered from customers are subject to regulatory scrutiny. This regulatory risk represents our largest potential exposure to price changes in the commodity markets.

      The last time we received a base rate order from the LPSC was in 1995. Our performance-based formula rate plan previously in effect expired following the proceeding relating to the 2001 test year. In February 2004, we made an amended rate filing with the LPSC requesting a base rate increase of approximately $167 million. Approximately $73 million of the base rate increase request is attributable to the proposed acquisition of a generating station and certain power purchase agreements that, based on current natural gas prices, would produce fuel and purchased power savings for customers that substantially mitigate the impact of the requested base rate increase. We also requested an allowed return on equity (“ROE”) of 11.4%. Our authorized ROE midpoint currently in effect is 10.5%. A procedural schedule has been established and hearings are currently set for September 2004. We will have the right to implement the requested rate increase subject to refund in the event that the LPSC has not rendered a decision on our base rate filing within one year from the February 2004 filing date. We also proposed in our rate filing a capacity cost recovery rider and discussed the potential benefits of an incentive mechanism relating to fuel and purchased power costs. We cannot predict the outcome of this proceeding at this time.

      In addition, we are involved in other proceedings at the LPSC, including an audit of our fuel adjustment clause filings (for the period January 1, 2000 through December 31, 2001) and proceedings relating to the approval of capacity and energy purchases for the summers of 2001, 2002 and 2003 and the acquisition of resources to meet our short-term and long-term resource needs. Most of the issues in the summer purchase proceedings have been resolved, although a potential disallowance relating to nuclear uprates (quantified by the LPSC staff in the fuel adjustment clause audit as having a value of between $7.6 million and $14 million) may result in a requirement that we make refunds to our customers. Additionally, issues relating to the reasonableness of transmission planning and potential issues relating to purchases of power from affiliates pursuant to the System Agreement will be addressed in the fuel adjustment clause audit hearings, which have been scheduled for April 2005. The System Agreement is a FERC-jurisdictional agreement that governs the coordinated planning, construction and operation of generating and transmission facilities on the Entergy System and the allocation of energy and associated costs among us, Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Mississippi, Inc., and Entergy New Orleans, Inc. We cannot predict the outcome of these proceedings at this time.

      An adverse decision by the LPSC concerning the level or method of determining our rates or the allowed ROE could have a material adverse effect on our financial condition, results of operations and liquidity.

FORWARD-LOOKING INFORMATION

      From time to time, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that these forward-looking statements and the underlying assumptions are reasonable, we cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

      Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors (in addition to others described elsewhere in this prospectus and in subsequent securities filings) include:

•	resolution of pending and future rate cases and negotiations, including various performance-based rate discussions, and other regulatory decisions, including those related to the Entergy System Agreement and our utility supply plan;

•	our ability to reduce our operation and maintenance costs, including the uncertainty of negotiations with unions to agree to such reductions;

•	the performance of our generating plants, and particularly the capacity factor at our nuclear generating facility;

•	the prices and availability of power we must purchase for our utility customers;

•	changes in the financial markets, particularly those affecting the availability of capital and our ability to refinance existing debt and to fund investments, acquisitions and capital expenditures;

•	actions of rating agencies, including changes in the ratings of debt and preferred stock;

•	changes in inflation and interest rates;

•	our ability to purchase and sell assets at attractive prices and on other attractive terms;

•	volatility and changes in markets for electricity, natural gas, uranium, and other energy-related commodities;

•	changes in utility regulation, including the beginning or end of retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, and the establishment of a regional transmission organization that includes our service territory;

•	changes in regulation of nuclear generating facilities and nuclear materials and fuel, including possible shutdown of nuclear generating facilities;

•	resolution of any future application for a license extension for Waterford 3;

•	changes in law resulting from proposed energy legislation;

•	changes in environmental, tax, and other laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, mercury, and other substances;

•	the economic climate, and particularly growth in our service territory;

•	variations in weather, hurricanes, and other disasters;

•	advances in technology;

•	the potential impacts of threatened or actual terrorism and war;

•	the effects of litigation;

•	changes in accounting standards, corporate governance and securities law requirements; and

•	our ability to attract and retain talented management and directors.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $600,000,000. This prospectus provides a general description of the securities being offered. Each time we sell a series of securities we will provide a prospectus supplement containing specific information about the terms of that series of securities and the related offering. It is important for you to consider the information contained in this prospectus and the related prospectus supplement together with additional information described under the heading “Where You Can Find More Information” in making your investment decision.

ENTERGY LOUISIANA, INC.

      We are an electric public utility company providing service to customers in the State of Louisiana since 1927.

      We are owned by Entergy Corporation, which is a registered public utility holding company registered under the Public Utility Holding Company Act of 1935. The other major public utilities owned by Entergy Corporation are Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Mississippi, Inc. and Entergy New Orleans, Inc. Entergy Corporation also owns all of the common stock of System Energy Resources, Inc., the principal asset of which is its interest in the Grand Gulf Electric Generating Station.

      Capacity and energy from Grand Gulf are allocated among, Entergy Arkansas, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc. and us under a unit power sales agreement. Our allocated share of Grand Gulf’s capacity and energy, together with related costs is 14%. Payments we make under the unit power sales agreement are generally recovered through rates set by the LPSC, which regulates our electric service, rates and charges.

      Together with Entergy Arkansas, Inc., Entergy Mississippi, Inc. and Entergy New Orleans, Inc., we own all of the capital stock of System Fuels, Inc. System Fuels, Inc. is a special purpose company which implements and maintains certain programs for the purchase, delivery and storage of nuclear fuel supplies for Entergy Corporation’s utility subsidiaries.

      The information above is only a summary and is not complete. You should read the incorporated documents listed under the caption “Where You Can Find More Information” for more specific information concerning our business and affairs, including significant contingencies, significant factors and known trends, our general capital requirements, our financing plans and capabilities, and pending legal and regulatory proceedings, including the status of industry restructuring in our service areas.

RATIOS OF EARNINGS TO FIXED CHARGES

      We have calculated ratios of earnings to fixed charges pursuant to Item 503 of SEC Regulation S-K as follows:

Twelve Months Ended December 31,

2003	2002	2001	2000	1999

3.93	3.14	2.76	3.33	3.48

      “Earnings,” as defined by Regulation S-K, represent the aggregate of (1) income before the cumulative effect of an accounting change, (2) taxes based on income, (3) investment tax credit adjustments-net and (4) fixed charges.

      “Fixed Charges” include interest (whether expensed or capitalized), related amortization and interest applicable to rentals charged to operating expenses.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus is part of the registration statement, but the registration statement also contains or incorporates by reference additional information and exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, and therefore are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public on the Internet at the SEC’s website (http://www.sec.gov) or you may read and copy any document at the SEC Public Reference Room located at:

450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549-1004

      Call the SEC at 1-800-732-0330 for more information about the public reference room and requesting documents.

      The SEC allows us to “incorporate by reference” the information filed by us with the SEC, which means we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the securities described in this prospectus:

1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003; and

2. Our Current Report on Form 8-K dated February 20, 2004 (filed on February 23, 2004).

      You may access a copy of any or all of these filings, free of charge, at our web site (http://www.entergy.com) or by writing or calling us at the following address:

Mr. Christopher T. Screen
Assistant Secretary
Entergy Louisiana, Inc.
P. O. Box 61000
New Orleans, Louisiana 70161
(504) 576-4212

      You may also direct your requests via e-mail to cscreen@entergy.com.

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not, nor have any underwriters, dealers or agents, authorized anyone else to provide you with different information about us or the securities. We are not, nor are any underwriters, dealers or agents, making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any other date than the date on the front of those documents or that the documents incorporated by reference in this prospectus are accurate as of any date other than the date those documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates.

USE OF PROCEEDS

      The net proceeds from the offering of the securities will be used either (a) to acquire or redeem one or more series of our outstanding securities on their stated due dates or in some cases prior to their stated due dates or (b) for other general corporate purposes. The specific purposes for the proceeds of a particular series of securities or the specific securities, if any, to be acquired or redeemed with the proceeds of a particular series of securities will be described in the prospectus supplement relating to that series.

DESCRIPTION OF THE FIRST MORTGAGE BONDS

General

      We will issue the first mortgage bonds offered by this prospectus from time to time in one or more series under one or more separate supplemental indentures to the Mortgage and Deed of Trust dated as of April 1, 1944 with The Bank of New York (successor to Harris Trust Company of New York as corporate trustee), and Stephen J. Giurlando (successor to Mark F. McLaughlin, as co-trustee), and together referred to in this prospectus as trustees. This Mortgage and Deed of Trust, as amended and supplemented, is referred to in this prospectus as the “mortgage”. All first mortgage bonds issued or to be issued under the mortgage, including the first mortgage bonds offered by this prospectus, are referred to herein as “first mortgage bonds.”

      The statements in this prospectus and any accompanying prospectus supplement concerning the first mortgage bonds and the mortgage are not comprehensive and are subject to the detailed provisions of the mortgage. The mortgage and a form of supplemental indenture are filed as exhibits to the registration statement. You should read these documents for provisions that may be important to you. The mortgage has been qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act for provisions that apply to the first mortgage bonds. Wherever particular provisions or defined terms in the mortgage are referred to under this heading “Description of the First Mortgage Bonds” those provisions or defined terms are incorporated by reference in the prospectus.

Terms of Specific Series of the First Mortgage Bonds

      A prospectus supplement relating to each series of first mortgage bonds offered by this prospectus will include a description of the specific terms relating to the offering of that series. These terms will include any of the following terms that apply to that series:

1. the designation, or name, of the series of first mortgage bonds;

2. the aggregate principal amount of the series;

3. the offering price of the series;

4. the date on which the series will mature;

5. the rate or method for determining the rate at which the series will bear interest;

6. the date from which interest on the series accrues;

7. the dates on which interest on the series will be payable;

8. the prices and other terms and conditions, if any, upon which we may redeem the series prior to maturity;

9. the applicability of the dividend covenant described below to the series;

10. the terms of any insurance policy that will be provided for the payment of principal of and/or interest on the series; and

11. any other terms or provisions relating to that series that are not inconsistent with the mortgage.

      As of December 31, 2003, we had $265 million principal amount of first mortgage bonds outstanding.

Replacement Fund

      In addition to actual expenditures for maintenance and repairs, the mortgage requires us to expend or deposit each year an amount equal to $800,000 plus 2 1/4% of net additions to the mortgaged electric, gas, steam and/or hot water utility property made after December 31, 1943 and prior to the beginning of that year. These funds are for replacements and improvements on electric, gas, steam and/or hot water utility property and certain automotive equipment subject to the lien of the mortgage. We can meet this requirement by:

1. depositing cash;

2. certifying gross property additions;

3. certifying net cash expenditures for certain automotive equipment; or

4. by taking credit for first mortgage bonds and qualified lien bonds that we have retired.

      We may withdraw the cash against gross property additions or by waiving our right to issue first mortgage bonds on the basis of retired bond credits.

      We have reserved the right to amend the mortgage without any consent or other action of the holders of any series of first mortgage bonds created after February 29, 1996 to eliminate the requirements of the replacement fund under the mortgage.

Sinking or Improvement Fund

      The mortgage also requires us to make annual sinking or improvement fund payments for certain outstanding series of first mortgage bonds. This amount is stated as 1% per year of the greatest amount for each of these series outstanding prior to the beginning of the year, less certain retired first mortgage bonds. Any series of first mortgage bonds that we issue under this prospectus will not be entitled to these sinking or improvement fund requirements.

Redemption and Retirement

General

      The prospectus supplement for a particular series of first mortgage bonds offered by this prospectus will contain the prices and other terms and conditions, if any, for redemption of that series prior to maturity.

Special Retirement Provisions

      If, during any 12 month period, we dispose of mortgaged property by order of or to any governmental authority, resulting in the receipt of $5,000,000 or more as proceeds, we, subject to certain conditions, must apply such proceeds, less certain deductions, to the retirement of outstanding first mortgage bonds. If this occurs, we may redeem the outstanding first mortgage bonds of any series that are redeemable before maturity by the application of cash deposited for this purpose at the redemption prices applicable to those first mortgage bonds. If any series of first mortgage bonds offered by this prospectus will be redeemable for this purpose, the special redemption prices applicable to that series will be set forth in the prospectus supplement related to that series.

Security

      The first mortgage bonds offered by this prospectus, together with all other first mortgage bonds outstanding now or in the future under the mortgage, will be secured by the mortgage. In the opinion of our counsel, the mortgage constitutes a first mortgage lien on substantially all of our property subject to:

1. leases of minor portions of our property to others for uses which, in the opinion of our counsel, do not interfere with our business;

2. leases of certain of our property that we do not use in our business; and

3. excepted encumbrances.

      The mortgage does not create a lien on the following “excepted property”:

1. cash and securities;

2. certain equipment, materials and supplies;

3. automobiles and other vehicles and aircraft, timber, minerals, mineral rights and royalties; and

4. receivables, contracts, leases and operating agreements.

      The mortgage contains provisions that impose the lien of the mortgage on property that we acquired after the date of the mortgage, other than the excepted property, subject to pre-existing liens. However, if we consolidate or merge with, or sell substantially all of our assets to, another corporation, the lien created by the mortgage will generally not cover the property of the successor company, other than the property it acquires from us and improvements, replacements and additions to that property.

      The mortgage also provides that the trustees have a lien on the mortgaged property to ensure the payment of their reasonable compensation, expenses and disbursements and for indemnity against certain liabilities. This lien takes priority over the lien securing the first mortgage bonds.

      The mortgage also contains restrictions on the issuance of bonds under prior lien mortgages.

Issuance of Additional First Mortgage Bonds

      The maximum principal amount of first mortgage bonds that may be issued under the mortgage is limited to $100 billion at any time outstanding under the mortgage, subject to property additions, earnings and other limitations of the mortgage. First mortgage bonds of any series may be issued from time to time on the following bases:

1. 60% of the cost or fair value, whichever is less, of unfunded property additions after adjustments to offset retirements;

2. retirements of first mortgage bonds or qualified lien bonds; or

3. deposit of cash with the trustees.

      Property additions generally include, among other things, electric, gas, steam or hot water property acquired after December 31, 1943. Securities, automobiles or other vehicles or aircraft, or property used principally for the production or gathering of natural gas may not be included as property additions.

      As of December 31, 2003, we could have issued approximately $120.4 million principal amount of additional first mortgage bonds on the basis of property additions and approximately $476.8 million principal amount of first mortgage bonds on the basis of retired first mortgage bonds. We expect to issue the first mortgage bonds offered by this prospectus on the basis of property additions and/or on the basis of retired first mortgage bonds.

      With certain exceptions in the case of clause (2) above, the issuance of additional first mortgage bonds must meet an “earnings” test. The adjusted net earnings, before interest and income taxes, for 12 consecutive months of the preceding 15 months must be at least twice the annual interest requirements on all first mortgage bonds outstanding at the time, plus the first mortgage bonds to be issued, plus all indebtedness, if any, of prior rank. The adjusted net earnings are calculated after provisions are made for retirement and depreciation of property at least equal to the replacement fund requirements for that period.

      We have reserved the right to amend the mortgage without any consent or other action of the holders of any series of first mortgage bonds created after February 29, 1996, and the provision discussed in the foregoing paragraphs describing the issuance of first mortgage bonds on the basis of property additions as follows:

1. to permit the issuance of first mortgage bonds on the basis of 80% of the cost or fair value, whichever is less, of unfunded property additions after adjustments to offset retirements; and

2. to modify the net earnings test

a. to provide that the period over which we will calculate net earnings will be 12 consecutive months of the preceding 18 months,

b. to specifically permit the inclusion in net earnings of revenues collected subject to possible refund and allowances for funds used during construction, and

c. to provide for no deduction for non-recurring charges.

      We have also reserved the right to amend the mortgage without any consent or other action by holders of any first mortgage bonds to include nuclear fuel, and similar or analogous devices or substances, as property additions. We have also reserved the right to amend the mortgage without any consent or other action of the holders of any first mortgage bonds created after June 30, 1978 to make any form of space satellites including solar power satellites, space stations and other analogous facilities available as property additions.

      No first mortgage bonds may be issued on the basis of property additions subject to qualified liens if the qualified lien bonds secured thereby exceed 50% of such property additions, or if the qualified lien bonds and first mortgage bonds then outstanding which have been issued against property additions subject to continuing qualified liens and certain other items would in the aggregate exceed 15% of the first mortgage bonds and qualified lien bonds outstanding.

Release and Substitution of Property

      We may release property from the lien of the mortgage, without applying an earnings test, on the following bases:

1. the deposit of cash or, to a limited extent, purchase money mortgages;

2. property additions, after adjustments in certain cases to offset retirements and after making adjustments for qualified lien bonds, if any, outstanding against property additions; and

3. a waiver of the right to issue first mortgage bonds on the basis of retired bond credits.

      We can withdraw cash upon the bases stated in clause (2) and (3) above without applying an earnings test.

      If unfunded property is released, the property additions used to effect the release may become available again as credits under the mortgage and the waiver of the right to issue first mortgage bonds on the basis of retired bond credits to effect the release may cease to be effective as such a waiver. Similar provisions are in effect as to cash proceeds of such property. The mortgage also contains special provisions with respect to qualified lien bonds pledged and the disposition of moneys received on pledged prior lien bonds.

      We have reserved the right to amend the mortgage without any consent or other action by the holders of any series of first mortgage bonds created after February 29, 1996

      1. to permit the release of property from the lien of the mortgage in an amount equal to the aggregate principal amount of retired bonds that we elect to use as the basis for such release times the reciprocal of the bonding ratio in effect when such retired bonds were originally issued;

      2. to permit the release of unfunded property so long as we have at least $1 in unfunded property additions remaining;

      3. to remove the existing limitation on the amount of obligations secured by purchase money mortgages upon any property being released that can be used as the basis for such release;

      4. to specifically provide that if we transfer all or substantially all of our property subject to the mortgage to a successor corporation, we would be released from all obligations under the mortgage; and

      5. to change the definition of “Funded Property” to mean only property we specify with a fair value, to be determined by an independent expert, of not less than 10/8% of the sum of the amount of outstanding first mortgage bonds and retired bond credits.

Dividend Covenant

      We may covenant that, so long as a particular series of first mortgage bonds remains outstanding, we will not pay any cash dividends on common stock after a selected date close to the date of the original issuance of that series of first mortgage bonds, other than certain dividends that we may declare prior to this date, except out of credits to earned surplus after this selected date plus an amount not to exceed $345 million and plus any additional amounts that the SEC may approve. The prospectus supplement relating to a particular series of first mortgage bonds will state if this covenant will apply to that series.

Modification

      Your rights as a bondholder may be modified with the consent of the holders of 66 2/3% of the outstanding first mortgage bonds, and, if less than all series of first mortgage bonds are affected, the consent also of holders of 66 2/3% of the outstanding first mortgage bonds of each series affected. In general, no modification of the terms

      1. of payment of principal or interest;

      2. affecting the lien of the mortgage; or

      3. reducing the percentage required for modification;

is effective against any bondholder without that bondholder’s consent.

      We have reserved the right to amend the mortgage without any consent or other action by the holders of any series of first mortgage bonds created after February 29, 1996

      1. to reduce the percentage vote required to modify certain rights of the holders of the first mortgage bonds to a majority of the holders of all outstanding first mortgage bonds;

      2. to provide that if a proposed change affects less than all series of outstanding first mortgage bonds then only the consent of a majority of the first mortgage bonds of each series affected is required to make this change; and

      3. to permit us to amend the mortgage without the consent of the holders of first mortgage bonds to make changes which do not adversely affect the interests of the holders in any material respect.

Defaults

      Defaults under the mortgage include:

1. default in the payment of principal;

2. default for 60 days in the payment of interest or installments of funds for the retirement of first mortgage bonds;

3. certain events of bankruptcy, insolvency or reorganization;

4. defaults with respect to qualified lien bonds; and

5. default in other covenants for 90 days after notice.

      The trustees may withhold notice of default, except in payment of principal, interest or funds for retirement of first mortgage bonds, if they determine it is in the best interests of the holders of the first mortgage bonds.

      The corporate trustee or the holders of 25% of the first mortgage bonds may declare the principal and interest due and payable on default. However, a majority of the holders may annul such declaration if the default has been cured. No holder of first mortgage bonds may enforce the lien of the mortgage without giving the trustees written notice of a default and unless

      1. the holders of 25% of the first mortgage bonds have requested the trustees in writing to act and offered them reasonable opportunity to act and indemnity satisfactory to them against the costs, expenses and liabilities to be incurred thereby; and

      2. the trustees shall have failed to act.

      The holders of a majority of the first mortgage bonds may direct the time, method and place of conducting any proceedings for any remedy available to the trustees or exercising any trust or power conferred upon the trustees.

      We are required to file an annual certificate with the trustees as to compliance with the provisions of the mortgage and as to the absence of a default with respect to any of the covenants in the mortgage.

DESCRIPTION OF DEBT SECURITIES

General

      The debt securities will be our direct unsecured general obligations. We will issue the debt securities offered by this prospectus from time to time in one or more series under one or more separate indentures between us and the financial institution(s) that we will name in the prospectus supplement, as trustee. This indenture or indentures are collectively referred to in this prospectus as the “indenture”.

      The following description summarizes certain general terms and provisions of the debt securities offered by this prospectus. This summary is not complete and should be read together with the prospectus supplement describing the specific terms of the debt securities. The form of the indenture is filed as an exhibit to the registration statement. You should read the indenture for provisions that may be important to you. The indenture will be qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act for provisions that apply to the debt securities. Whenever particular provisions or defined terms in the indenture are referred to under this heading “Description of Debt Securities,” those provisions or defined terms are incorporated by reference in this prospectus.

      The debt securities will rank equally with all of our other unsecured and unsubordinated debt. As of December 31, 2003, we had approximately $294 million principal amount of unsecured and unsubordinated debt outstanding that would have ranked equally with the debt securities.

      The debt securities will be effectively subordinated to all of our secured debt, including our first mortgage bonds. As of December 31, 2003, we had approximately $759.9 million principal amount of secured debt outstanding.

Terms of Specific Series of the Debt Securities

      A prospectus supplement relating to each series of debt securities offered by this prospectus will include a description of the specific terms relating to the offering of that series. These terms will include any of the following terms that apply to that series:

1. the title of the debt securities;

2. the total principal amount of the debt securities;

3. the date or dates on which the principal of the debt securities will be payable or how the date or dates will be determined;

4. the rate or rates at which the debt securities will bear interest, or how the rate or rates will be determined, the date or dates from which any such interest will accrue, the interest payment dates for the debt securities and the regular record dates for interest payments;

5. the percentage, if less than 100%, of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated;

6. any period or periods within which, or any date or dates on which, and the price or prices at which and the terms and conditions upon which, we may redeem the debt securities at our option and any restrictions on those redemptions;

7. any sinking fund or other provisions or options held by holders of debt securities that would obligate us to repurchase or otherwise redeem the debt securities;

8. any changes or additions to the events of default under the indenture or changes or additions to our covenants under the indenture;

9. if the debt securities will be issued in denominations other than $1,000;

10. if payments on the debt securities may be made in a currency or currencies other than United States dollars;

11. any collateral, security, assurance or guarantee for the debt securities; and

12. any other terms of the debt securities not inconsistent with the terms of the indenture.

      The indenture does not limit the principal amount of debt securities that we may issue under the indenture. Our amended and restated articles of incorporation generally limit the amount of unsecured debt that we may issue to the equivalent of 20% of the total of all our secured debt and total equity. As of December 31, 2003, approximately $71.7 million principal amount of additional unsecured debt could have been issued under this provision.

      We may sell debt securities at a discount below their principal amount. We may describe in the prospectus supplement United States federal income tax considerations applicable to debt securities sold at an original issue discount. In addition, we may describe in the prospectus supplement important United States federal income tax or other tax considerations applicable to any debt securities denominated or payable in a currency or currency unit other than United States dollars.

      Except as we may otherwise describe in the prospectus supplement, the covenants contained in the indenture will not afford holders of debt securities protection in the event of a highly-leveraged or similar transaction involving us or in the event of a change of control.

Payment and Paying Agents

      Except as we may otherwise provide in the prospectus supplement, we will pay interest, if any, on each debt security payable on each interest payment date to the person in whose name that debt security is registered as of the close of business on the regular record date for that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any debt security, the defaulted interest may be paid to the holder of such debt security as of the close of business on a date to be fixed by the trustee between 10 and 15 days prior to the date proposed by us for payment of such defaulted interest or in any other manner permitted by any securities exchange on which that debt security may be listed, if the trustee finds it practicable.

      Unless we otherwise specify in the prospectus supplement, principal of, and premium, if any, and interest on the debt securities at maturity will be payable upon presentation of the debt securities at the corporate trust office of the trustee in The City of New York, as our paying agent. We may change the place of payment on the debt securities, may appoint one or more additional paying agents, including us, and may remove any paying agent, all at our discretion.

      As long as the debt securities are registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under the caption “Book-Entry Only Securities,” payments of principal, premium, if any, and interest will be made to DTC for subsequent disbursement to beneficial owners of the debt securities.

Registration and Transfer

      Unless we otherwise specify in the prospectus supplement, and subject to restrictions related to the issuance of debt securities through DTC’s book-entry system, the transfer of debt securities may be registered, and debt securities may be exchanged for other debt securities of the same series or tranche, of authorized denominations and with the same terms and principal amount, at the corporate trust office of the trustee in The City of New York. We may change the place for registration of transfer and exchange of the debt securities and may designate additional places for registration and exchange. Unless we otherwise provide in the prospectus supplement, no service charge will be made for any registration of transfer or exchange of the debt securities. However, we may require payment to cover any tax or other governmental charge that may be imposed. We will not be required to execute or to provide for the registration of transfer of, or the exchange of, (1) any debt security during the 15 days prior to giving any notice of redemption or (2) any debt security selected for redemption, except the unredeemed portion of any debt security being redeemed in part.

Satisfaction and Discharge

      Subject to certain conditions, we will be discharged from our obligations on the debt securities of a particular series if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of debt securities.

      The indenture will be deemed satisfied and discharged when no debt securities remain outstanding and when we have paid all other sums payable by us under the indenture.

Consolidation, Merger and Sale of Assets

      Under the terms of the indenture, we may not consolidate with or merge into any other entity or convey, or transfer or lease our properties and assets substantially as an entirety to any entity, unless:

1. the surviving or successor entity is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes our payment obligations on all outstanding debt securities and our obligations under the indenture;

2. immediately after giving effect to the transaction, no event of default and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

3. we shall have delivered to the trustee an officer’s certificate and an opinion of counsel as provided in the indenture.

      Upon the consummation of any such transaction, the surviving entity or successor entity will succeed to our rights and powers under the indenture and, except in the case of a lease, we shall be relieved of all obligations and covenants under the indenture and the outstanding debt securities. So long as we comply with the conditions in clauses (2) and (3) above, the terms of the indenture do not preclude us from being a party to a merger in which we are the surviving entity.

Events of Default

      “Event of default”, when used in the indenture with respect to any series of debt securities, means any of the following:

1. failure to pay interest on any debt security of that series for 60 days after it is due;

2. failure to pay the principal of or any premium on any debt security of that series when due;

3. failure to perform any other covenant in the indenture, other than a covenant that does not relate to that series of debt securities, that continues for 60 days after we receive written notice from the trustee, or after we and the trustee receive a written notice from the holders of at least 33% in principal amount of the outstanding debt securities of that series; however, the trustee or the trustee and the holders of that principal amount of debt securities of that series can agree to an extension of the 60 day period and such an agreement to extend will be automatically deemed to occur if we are diligently pursuing action to correct the default;

4. events in bankruptcy, insolvency or our reorganization specified in the indenture; or

5. any other event of default specified for that series of debt securities.

      An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except default in the payment of principal, premium or interest, if it considers the withholding of notice to be in the interests of holders.

Remedies

Acceleration of Maturity

      If an event of default for any series of debt securities occurs and continues, then either the trustee or the holders of at least 33% in principal amount of that series may declare the entire principal amount of all the debt securities of that series, together with accrued interest, to be due and payable immediately. However, if the event of default is applicable to more than one series of debt securities under the indenture, only the trustee or holders of at least 33% in aggregate principal amount of the outstanding debt securities of all affected series, voting as one class, and not the holders of any one series, may make that declaration of acceleration.

      At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to that declaration of acceleration will be considered waived, and that declaration and its consequences will be considered rescinded and annulled, if:

1. we have paid or deposited with the trustee a sum sufficient to pay:

a. all overdue interest on all debt securities of that series;

b. the principal of and premium, if any, on any debt securities of that series which have otherwise become due and interest that is currently due;

c. interest on overdue interest; and

d. all amounts due to the trustee under the indenture; and

2. any other event of default with respect to the debt securities of that series has been cured or waived as provided in the indenture.

      However, no such waiver or recission and annulment shall extend to or shall effect any subsequent default or impair any related right.

      There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

Right to Direct Proceedings

      Other than its duties in case of an event of default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless the holders offer the trustee reasonable security or indemnity. If they provide this reasonable security or indemnity, the holders of a majority in principal amount of any series of debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee. However, if the event of default relates to more than one series of debt securities, only the holders of a majority in aggregate principal amount of all affected series, voting as one class, will have the right to give this direction and not the holders of any one series. The trustee is not obligated to comply with directions that conflict with law or other provisions of the indenture.

Limitation on Right to Institute Proceedings

      No holder of debt securities of any series will have any right to institute any proceeding under the indenture, or any remedy under the indenture, unless:

1. the holder has previously given to the trustee written notice of a continuing event of default;

2. the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default shall have occurred and be continuing have made a written request to the trustee, and have offered reasonable indemnity to the trustee to institute proceedings; and

3. the trustee has failed to institute any proceeding for 60 days after that notice, request and offer of indemnity.

      However, these limitations do not apply to a suit by a holder of a debt security for payment of the principal, premium, if any, or interest on that debt security on or after the applicable due date.

Annual Notice to Trustee

      We will provide to the trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the indenture.

Modification and Waiver

      Without the consent of any holder of debt securities, we may enter into one or more supplemental indentures for any of the following purposes:

1. to evidence the assumption by any permitted successor of our covenants in the indenture and in the debt securities;

2. to add additional covenants or to surrender any of our rights or powers under the indenture;

3. to add additional events of default;

4. to change or eliminate any provision of the indenture or to add any new provision to the indenture; provided, however, if the change, elimination or addition will adversely affect the interests of the holders of debt securities of any series in any material respect, the change, elimination or addition will become effective only:

a. when the consent of the holders of debt securities of that series has been obtained in accordance with the indenture; or

b. when no debt securities of the affected series remain outstanding under the indenture;

1. to provide collateral security for all but not part of the debt securities;

2. to establish the form or terms of debt securities of any series as permitted by the indenture;

3. to provide for the authentication and delivery of bearer securities and coupons attached thereto;

4. to evidence and provide for the acceptance of appointment of a successor trustee;

5. to provide for the procedures required for use of a non-certificated system of registration for the debt securities of all or any series;

6. to change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to us may be served; or

7. to cure any ambiguity or inconsistency or to make any other change to the provisions or to add other provisions with respect to matters or questions arising under the indenture; provided that the action does not adversely affect the interests of the holders of debt securities of any series in any material respect.

      The holders of a majority in aggregate principal amount of the debt securities of all series then outstanding may waive our compliance with some restrictive provisions of the indenture. The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected.

      If the Trust Indenture Act of 1939 is amended after the date of the indenture in such a way as to require changes to the indenture, the indenture will be deemed to be amended so as to conform to that amendment to the Trust Indenture Act of 1939. We and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence that amendment.

      The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding, voting as one class, is required for all other modifications to the indenture. However, if less than all of the series of debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected, voting as one class, will be required. No supplemental indenture may:

1. change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or reduce the amount of principal that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder of that debt security;

2. reduce the percentage in principal amount of the outstanding debt securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

3. modify some of the provisions of the indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the debt securities of any series, without the consent of the holder of each outstanding debt security affected thereby.

      A supplemental indenture which changes the indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under the indenture of the holders of the debt securities of any other series.

      The indenture provides that debt securities owned by us or anyone else required to make payment on the debt securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent.

      We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same debt securities and the holder of every debt security issued upon the registration of transfer of or in exchange of those debt securities. A transferee will be bound by acts of the trustee or us in reliance thereon, whether or not notation of that action is made upon the debt security.

Resignation of Trustee

      A trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in principal amount of all series of debt securities then outstanding delivered to the trustee and us. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the trustee a resolution of our board of directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the respective indenture, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the indenture.

Notices

      Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register under the indenture.

Title

      We, the trustee, and any of our agents or any agent of the trustee, may treat the person in whose name debt securities are registered as the absolute owner thereof, whether or not the debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary.

Governing Law

      Each indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY ONLY SECURITIES

      Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company will act as securities depository for the securities offered through this prospectus. The securities will be issued as fully registered securities registered in the name of Cede & Co., the partnership nominee of DTC or such other name as may be registered by an authorized representative of DTC. One or more fully registered security certificates will be issued for each issue of the securities, in the aggregate principal amount of such issue, and will be deposited with DTC or its custodian.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for United States and foreign equity issues, corporate and municipal debt issues, and money market instruments from countries that DTC participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between the accounts of Direct Participants, thereby eliminating the need for physical movement of security certificates. Direct Participants include both United States and foreign securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is, in turn, owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, all of which clearing corporations are subsidiaries of DTCC, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to other entities such as both United States and foreign securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants” and, together with Direct Participants, the “Participants”). The DTC rules applicable to its Participants are on file with the SEC.

      Purchases of securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on the records of DTC. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the records of the Direct Participant or the Indirect Participant. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct

Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

      To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of Cede & Co., the partnership nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities; the records of DTC reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Direct Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the securities, such as redemptions, tenders, defaults, and proposed amendments to the mortgage or the indenture, as appropriate. For example, Beneficial Owners of securities may wish to ascertain that the nominee holding the securities for their benefit has agreed to obtain and to transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the corporate trustee or the trustee, as appropriate, and request that copies of notices be provided directly to them.

      Redemption notices shall be sent to DTC. If less than all the securities within an issue are being redeemed, the practice of DTC is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

      Neither DTC nor Cede & Co. nor any other DTC nominee will consent or vote with respect to securities unless authorized by a Direct Participant in accordance with DTC procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those Direct Participants to whose accounts securities are credited on the record date, identified in a listing attached to the omnibus proxy.

      Redemption proceeds, principal payments, interest payments, and any premium payments on the securities will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The practice of DTC is to credit the accounts of Direct Participants, upon the receipt by DTC of funds and corresponding detail information from us or the corporate trustee or the trustee, as appropriate, on the payable date in accordance with their respective holdings shown on the records of DTC. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practice, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC or its nominee, the corporate trustee or the trustee, any underwriters or dealers or agents, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal, interest, and any premium on the securities to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC is the responsibility of either the corporate trustee or the trustee, as appropriate, or us, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

      A Beneficial Owner shall give notice to elect to have its securities purchased or tendered, through its Participant, to the tender or remarketing agent and shall effect delivery of such securities by causing the Direct Participant to transfer the interest of the Participant in the securities, on the records of DTC, to the tender or remarketing agent. The requirement for physical delivery of securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the securities are transferred by Direct Participants on the records of DTC and followed by a book-entry credit of tendered securities to the DTC account of the tender or remarketing agent.

      DTC may discontinue providing its services as depository with respect to the securities at any time by giving reasonable notice to the trustee or us. Under such circumstances, in the event that a successor depository is not obtained, securities certificates are required to be printed and delivered.

      We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository. In that event, security certificates will be printed and delivered.

      The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

EXPERTS

      The financial statements and related financial statement schedule incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion and include an explanatory paragraph regarding the changes in 2003 in the method of accounting for asset retirement obligations and for consolidation of variable interest entities), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGALITY

      The legality of the securities will be passed upon for us by Thelen Reid & Priest LLP, New York, New York, and Mark G. Otts, Esq., Senior Counsel — Corporate and Securities, of Entergy Services, Inc., and for any underwriters, dealers or agents by Pillsbury Winthrop LLP, New York, New York. All legal matters pertaining to our organization, titles to property, franchises and the lien of the mortgage and all matters pertaining to Louisiana law will be passed upon only by Mark G. Otts, Esq.

      The statements in this prospectus as to matters of law and legal conclusions made under “Description of the First Mortgage Bonds — Security,” have been reviewed by Mark G. Otts, Esq., and are set forth herein in reliance upon the opinion of said counsel, and upon his authority as an expert.

PLAN OF DISTRIBUTION

Methods and Terms of Sale

      We may use a variety of methods to sell the securities including:

1. through one or more underwriters or dealers;

2. directly to one or more purchasers;

3. through one or more agents; or

4. through a combination of any such methods of sale.

      The prospectus supplement relating to a particular series of the securities will set forth the terms of the offering of the securities, including:

1. the name or names of any underwriters, dealers or agents and any syndicate of underwriters;

2. the initial public offering price;

3. any underwriting discounts and other items constituting underwriters’ compensation;

4. the proceeds we receive from that sale; and

5. any discounts or concessions allowed or reallowed or paid by any underwriters to dealers.

Underwriters

      If we sell the securities through underwriters, they will acquire the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters for a particular underwritten offering of securities will be named in the prospectus supplement and, if an underwriting syndicate is used, the managing underwriter or underwriters will be named on the cover page. In connection with the sale of securities, the underwriters may receive compensation from us or from purchasers in the form of discounts, concessions or commissions. The obligations of the underwriters to purchase securities will be subject to certain conditions. The underwriters will be obligated to purchase all of the securities of a particular series if any are purchased. However, the underwriters may purchase less than all of the securities of a particular series should certain circumstances involving a default of one or more underwriters occur.

      The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers by any underwriters may be changed from time to time.

Stabilizing Transactions

      Underwriters may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 under the Securities Exchange Act of 1934. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the securities to be higher than it would otherwise be if such transactions had not occurred.

Agents

      If we sell the securities through agents, the prospectus supplement will set forth the name of any agent involved in the offer or sale of the securities as well as any commissions we will pay to them. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Related Transactions

      Underwriters, dealers and agents (or their affiliates) may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

Indemnification

      We will agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including liabilities under the Securities Act of 1933.

Listing

      Unless otherwise specified in the applicable prospectus supplement, the securities will not be listed on a national securities exchange or the Nasdaq Stock Market. No assurance can be given that any broker-dealer will make a market in any series of the securities and, in any event, no assurance can be given as to the liquidity of the trading market for any of the securities.